Exhibit 99.1
AMERICAN AIRLINES ANNOUNCES PRIVATE OFFERING OF SENIOR SECURED NOTES
FORT WORTH, Texas, March 7 — American Airlines, Inc. (the “Company”), the principal operating subsidiary of AMR Corporation (NYSE: AMR), today announced the private offering of $1,000,000,000 aggregate principal amount of its senior secured notes (the “notes”). The notes are expected to be secured by certain of the Company’s route authorities, airport landing and take-off slots, and rights to use or occupy space in airport terminals, and proceeds from the offering of the notes are expected to be used for general corporate purposes. The notes are expected to be guaranteed by AMR.
The notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Statements in this release contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which constitute the Company’s expectations or beliefs concerning future events. These matters are subject to a number of factors that could cause actual results to differ from our expectations. These factors include, but are not limited to, domestic and international economic conditions; fuel prices; the resolution of pending litigation with certain global distribution systems and business discussions with certain on-line travel agents; general competitive factors including, but not limited to, government regulations and regulatory approvals; uncertainty in domestic or international operations; potential industry consolidation and alliance changes; outbreaks of a disease that affects travel behavior; acts of war or terrorism; our ability to access the capital markets; and changes in the Company’s business strategy, any of which could affect our actual results. Additional information concerning these and other factors is contained in our Securities and Exchange Commission filings, including but not limited to our annual report on Form 10-K for the year ended Dec. 31, 2010.
CONTACT: Sean Collins, Corporate Communications, of American Airlines, Inc., Fort Worth, Texas, +1-817-967-1577, mediarelations@aa.com